Exhibit 99.1

MURPHY OIL ANNOUNCES PRELIMINARY QUARTERLY AND

ANNUAL FINANCIAL RESULTS

EL DORADO, Arkansas, January 25, 2012 – Murphy Oil Corporation (NYSE: MUR) announced today that its results of operations in the fourth quarter of 2011 was a loss of $113.9 million ($0.59 per diluted share) compared to net income of $174.1 million ($0.90 per diluted share) in the fourth quarter of 2010. Net income in the fourth quarter of 2011 included a loss from discontinued operations of $0.6 million (nil per diluted share), while the 2010 fourth quarter included income from discontinued operations of $24.6 million ($0.13 per diluted share). Excluding discontinued operating results, the loss from continuing operations was $113.3 million ($0.59 per diluted share) in the fourth quarter of 2011 compared to income of $149.5 million ($0.77 per diluted share) in the same quarter of 2010. Results in the fourth quarter 2011 were significantly below 2010 primarily due to a $368.6 million impairment charge for the Azurite field in the Republic of the Congo. The impairment had no income tax effect. Declining well performance at Azurite led to a cut in proved reserves at this field at year-end 2011. Despite the reserve cut at Azurite, the Company expects to report a net overall reserve replacement ratio of greater than 200% for 2011. Higher sales prices for crude oil production in the 2011 quarter compared to a year ago somewhat tempered the overall impact of the impairment on total results.

For the year of 2011, net income totaled $872.7 million ($4.49 per diluted share) compared to $798.1 million ($4.13 per diluted share) in 2010. Net income included income from discontinued operations of $131.8 million ($0.68 per diluted share) in the 2011 period and $18.5 million ($0.10 per diluted share) in 2010. Income from continuing operations for the years of 2011 and 2010 totaled $740.9 million ($3.81 per diluted share) and $779.6 million ($4.03 per diluted share), respectively.

Net Income (Loss)

	Three Mos. Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
(Millions of Dollars except per share)
Exploration and Production	$(139.9)	154.1	625.7	806.9
Refining and Marketing	61.0	19.8	190.3	130.6
Corporate	(34.4)	(24.4)	(75.1)	(157.9)

Income (loss) from continuing operations	(113.3)	149.5	740.9	779.6
Income (loss) from discontinued operations	(0.6)	24.6	131.8	18.5

Net income (loss)	$(113.9)	174.1	872.7	798.1

Income (loss) per Common share—Diluted:
Income (loss) from continuing operations	$(0.59)	0.77	3.81	4.03
Net income (loss)	$(0.59)	0.90	4.49	4.13

Fourth quarter 2011 vs. Fourth quarter 2010

Exploration and Production (E&P)

The Company’s E&P operations reported a loss of $139.9 million in the fourth quarter of 2011 compared to income of $154.1 million in the same quarter of 2010. The $294.0 million decline in results in the 2011 quarter compared to 2010 was primarily attributable to the aforementioned $368.6 million impairment charge at the Azurite field. The 2011 quarter included higher realized sales prices for worldwide crude oil and Sarawak natural gas.

E&P Metrics
	Three Mos. Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Oil Production Volume – Bbls. per day	108,771	117,084	103,160	126,927
Natural Gas Sales Volume – MCF per day	487,991	365,000	457,365	356,801
Total BOE Production Volume – BOE per day	190,103	177,917	179,388	186,394
Average Realized Oil Sales Price – $ per Bbl.	$96.90	73.60	94.54	67.11
Average Realized North American Natural Gas Sales Price – $ per MCF	$3.67	3.95	4.08	4.34
Average Realized Sarawak Natural Gas Sales Price – $ per MCF	$7.85	5.57	7.10	5.31

Exploration expenses totaled $185.4 million in the fourth quarter 2011, up from $110.8 million in the 2010 quarter. The increase was primarily attributable to higher dry hole costs in Brunei and southern Alberta, which were partially offset by lower dry hole costs in Republic of the Congo.

Worldwide production totaled 190,103 barrels of oil equivalent per day in the 2011 fourth quarter, an increase from the 177,917 barrels of oil equivalent per day produced in the 2010 quarter. Crude oil, condensate and gas liquids production was 108,771 barrels per day in the 2011 quarter compared to 117,084 barrels per day in 2010. The reduction in oil volumes produced in the 2011 quarter was mostly attributable to the Kikeh field, offshore Sabah, Malaysia, and decline at wells offshore Republic of the Congo. Certain wells at Kikeh were shut-in or curtailed due to mechanical issues. Natural gas sales volumes averaged 488 million cubic feet per day in quarter four 2011, up from 365 million cubic feet per day in the prior year’s quarter. The 2011 increase was primarily attributable to higher gas volumes produced at Tupper West in British Columbia and offshore Sarawak, Malaysia. Gas production commenced at Tupper West during the first quarter 2011. Natural gas production in 2011 in the U.S. was below 2010 levels due to a delay in development drilling at the Thunder Hawk field subsequent to the Macondo incident in 2010.

The average sales price for the Company’s crude oil, condensate and gas liquids was $96.90 per barrel in 2011 fourth quarter, up from $73.60 per barrel in the 2010 quarter. Natural gas sales prices in North America averaged $3.67 per thousand cubic feet (MCF) in the 2011 quarter, down from $3.95 per MCF in the 2010 quarter. Natural gas sold from fields offshore Sarawak, Malaysia, averaged $7.85 per MCF in the 2011 quarter compared to $5.57 per MCF in the 2010 quarter.

Refining and Marketing (R&M)

The Company’s refining and marketing business generated a quarterly profit from continuing operations of $61.0 million in the fourth quarter 2011 compared to a profit of $19.8 million in the 2010 fourth quarter. The Company sold its two U.S. refineries and certain associated marketing assets near the end of the third quarter of 2011. The Company now presents the financial results of these assets sold as discontinued operations. Those results are excluded from the R&M results of continuing operations above. The U.S. R&M segment now includes retail marketing operations, two ethanol production facilities and wholesale marketing and trading operations retained after the sale of U.S. refining operations. U.S. R&M continuing operations generated earnings of $50.7 million in the fourth quarter of 2011 compared to earnings of $30.1 million in the 2010 quarter. The earnings increase for this business in 2011 was principally a result of stronger retail marketing margins compared to the prior year. U.S. retail marketing margins averaged 13.0 cents per gallon in the 2011 quarter compared to 7.4 cents per gallon in the 2010 quarter. The U.K. R&M operations posted a net profit of $10.3 million in the 2011 quarter based on improved margins in the current period compared to the 2010 quarter. The comparative fourth quarter 2010 net loss was $10.3 million in the U.K.

R&M Metrics

	Three Mos. Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
U.S. Retail Fuel Margin – Per Gallon	$0.130	0.074	0.156	0.114
U.S. Retail Merchandise sales per store per month	$157,425	155,443	158,144	153,530
U.K. Refinery Inputs – Bbls. per day	138,492	110,572	135,391	84,163
U.K. R&M Unit Margin – Per Bbl.	$1.38	(0.90)	(0.67)	(1.47)
Total Petroleum Product Sales – Bbls. per day*	465,946	574,339	556,434	536,757
U.S. Refining Unit Margin – Per Bbl.*	$—	2.46	3.45	0.23

*	Includes discontinued operations associated with sold U.S. refineries.

Corporate

Corporate function results were after-tax costs of $34.4 million in the fourth quarter of 2011, unfavorable to net costs of $24.4 million in the 2010 quarter. The higher net costs in 2011 were primarily related to the unfavorable effects of transactions denominated in foreign currencies. The 2011 quarter included an after-tax charge from foreign currencies of $11.6 million, compared to a minimal after-tax effect in the 2010 quarter. The current period foreign currency charge was primarily attributable to a slightly stronger exchange rate for the Malaysian ringgit against the U.S. dollar, which led to higher income tax liabilities that are to be paid in the local currency. The Company also had higher net interest expense in the 2011 quarter, which was associated with both higher interest for tax and other settlements and lower amounts of interest capitalized to oil and natural gas development projects.

Discontinued Operations

Loss from discontinued operations was $0.6 million (nil per diluted share) in the fourth quarter 2011, compared to income of $24.6 million ($0.13 per diluted share) in the 2010 fourth quarter. The 2011 quarterly results of discontinued operations primarily included final adjustments associated with the sales of the Superior, Wisconsin refinery (sold September 30, 2011) and the Meraux, Louisiana refinery (sold October 1, 2011). The Company used the proceeds of the refinery sales to repay approximately $725.0 million of outstanding debt in October 2011. The 2010 income from discontinued operations included operating results of the two refineries and associated marketing assets for the last three months of 2010.

Year 2011 vs. Year 2010

Exploration and Production (E&P)

The Company’s E&P operations earned $625.7 million for the full year 2011 compared to $806.9 million in 2010. The reduction in 2011 earnings versus 2010 was primarily attributable to a $368.6 million impairment charge to reduce the carrying value of the Azurite field to fair value. The current year benefited from higher crude oil sales prices and higher natural gas sales volumes and prices at fields offshore Sarawak. The 2011 period also included a $13.1 million after-tax gain on sale of gas storage assets in Spain. Unfavorable effects in 2011 included lower crude oil sales volumes and higher extraction and exploration expenses. Extraction expenses rose in 2011 due to well workover expenses at the Kikeh field and higher production at onshore fields in the Eagle Ford Shale area in the U.S. and the Montney area of Western Canada.

Total exploration expense was $489.9 million in 2011, up from $292.3 million in 2010. The higher current-year costs were principally associated with unsuccessful wildcat drilling in Brunei, Indonesia, Suriname and southern Alberta, plus higher geophysical and lease amortization costs for the Baranan and Central Dohuk licenses in the Kurdistan region of Iraq. These were partially offset by lower 2011 exploration costs in Republic of the Congo, the U.K. and Malaysia.

Total worldwide production in 2011 was 179,388 barrels of oil equivalent per day, down from 186,394 barrel equivalents in 2010. Total crude oil, condensate and gas liquids production averaged 103,160 barrels per day in 2011, compared to 126,927 barrels per day in 2010. The decline was mostly attributable to lower gross production at Kikeh, where several wells were shut-in or curtailed due to mechanical issues. Oil volumes were also lower in 2011 in the U.S. primarily due to a delay in development drilling at Thunder Hawk in the Gulf of Mexico. Natural gas sales volumes increased from 357 million cubic feet per day in 2010 to 457 million cubic feet per day in 2011. The 2011 increase was primarily attributable to start-up of gas production at Tupper West during the first quarter 2011. In addition, gas sales volumes increased in 2011 at fields offshore Sarawak, Malaysia, although lower-value gas sales volumes at Kikeh were below 2010 levels during 2011.

The average sales price for crude oil and other liquids was $94.54 per barrel in 2011, compared to $67.11 per barrel in 2010. North American natural gas was sold at an average price of $4.08 per MCF in 2011, below the 2010 average of $4.34 per MCF. However, natural gas volumes produced offshore Sarawak were sold for $7.10 per MCF in 2011, up from $5.31 per MCF in the prior year.

Refining and Marketing (R&M)

The Company’s refining and marketing continuing operations generated a profit of $190.3 million in the year of 2011 compared to a profit of $130.6 million in 2010. U.S. profits from continuing operations were $223.6 million in 2011 compared to $165.3 million in 2010. Operating results for the U.S. R&M business improved in 2011 versus the prior year due to better retail marketing margins. Per gallon margins for retail operations were 15.6 cents in 2011 compared to 11.4 cents in 2010. The U.K. R&M business had a net loss of $33.3 million in 2011 compared to a net loss of $34.7 million in 2010.

Corporate

Corporate after-tax costs were $75.1 million in the year of 2011 compared to costs of $157.9 million in the 2010 period. The significant favorable variance in 2011 compared to 2010 was mostly associated with improved effects of transactions denominated in foreign currencies in the current period. The after-tax benefits from transactions denominated in foreign currencies were $20.7 million in 2011 compared to after-tax costs of $58.1 million in 2010. The 2011 period had higher administrative costs compared to 2010, primarily associated with more employee compensation expense in the later period. Additionally, net interest expense was higher in 2011 than 2010 due to a combination of interest on tax assessments and lower capitalization of interest to oil and gas development projects in the latter year.

Discontinued Operations

Income from discontinued operations associated with the two U.S. refineries sold in 2011 was a profit of $131.8 million in 2011 compared to a profit of $18.5 million in 2010. The improvement in 2011 results was primarily due to significantly improved refining margins coupled with higher crude oil throughputs at the U.S. refineries in the 2011 period. The 2011 income included an $18.7 million net gain on sale of the refineries and associated marketing assets. The gain on sale benefited from inventories sold at fair value, which greatly exceeded the carrying value of such inventories under the historical last-in first-out valuation basis.

David M. Wood, President and Chief Executive Officer, commented, “The year 2011 was an important year for Murphy Oil. The sale of our two U.S. refineries was a key step in our strategy to reposition the Company and we are now focused on the divestiture of the U.K. downstream assets. Activity in our North American resource plays ramped up as we accelerated oil developments in the Eagle Ford Shale of South Texas and the Seal heavy oil project in northern Alberta. We also brought Tupper West in British Columbia onstream ahead of schedule in late February and have recently achieved full plant capacity. Additionally, we acquired exploration rights in several highly prospective areas around the globe, including Kurdistan Iraq, Cameroon and Suriname. Activity in the Gulf of Mexico continues to feel the impact of the new permitting and operating framework established for the industry. We received permits for two sidetracks at Front Runner and a new development well at Thunder Hawk to be drilled in 2012. This year will be important as we evaluate the future potential of our business in the Gulf of Mexico. Of course 2011 was not without its challenges. We achieved lower than expected production levels during the year, primarily related to shut-in or curtailed production caused by the sand/fines migration issue at Kikeh and poorer than expected performance from the Azurite field, offshore Republic of the Congo. The delay in permitting in the Gulf of Mexico also impacted production.

“In 2012, we will build upon the improvements seen in 2011 and currently anticipate total worldwide production volumes of 195,000 barrels of oil equivalent per day in the first quarter of the year. Sales volumes of oil and natural gas are projected to average 193,000 barrels of oil equivalent per day in the first quarter 2012. We anticipate a full-year 2012 production rate of about 200,000 barrel equivalents per day. At the present time, we expect net income in the first quarter to range between $1.30 and $1.40 per diluted share. The first quarter estimate includes projected exploration expense ranging between $60 million and $80 million during the quarter, and earnings from our continuing downstream businesses of approximately $22 million. Results could vary based on commodity prices, drilling results, timing of crude oil and natural gas sales, refining and marketing margins, and foreign exchange movements.”

The public is invited to access the Company’s conference call to discuss fourth quarter 2011 results on Thursday, January 26 at 12:00 p.m. CST either via the Internet through the Investor Relations section of Murphy Oil’s Web site at http://www.murphyoilcorp.com/ir or via the telephone by dialing 1-888-437-9364. The telephone reservation number for the call is 8951684. Replays of the call will be available through the same address on Murphy Oil’s Web site, and a recording of the call will be available through Monday, January 30 by calling 1-888-203-1112 and referencing reservation number 8951684. Audio downloads will also be available on the Murphy Web site through March 1 and via Thomson StreetEvents for their service subscribers.

Summary financial data and operating statistics for the fourth quarter and year of 2011 with comparisons to 2010 are contained in the attached tables.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, customer demand for our products, political and regulatory instability, and uncontrollable natural hazards. For further discussion of risk factors, see Murphy’s 2010 Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

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MURPHY OIL CORPORATION

FUNCTIONAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	$27,745.5	$27,745.5	$27,745.5	$27,745.5
	Three Months Ended December 31, 2011		Three Months Ended December 31, 2010*
	Revenues	Income	Revenues	Income
Exploration and production
United States	$198.0	45.9	162.1	24.9
Canada	323.5	43.5	231.3	63.2
Malaysia	603.5	253.2	451.2	160.1
United Kingdom	23.4	4.7	24.1	0.6
Republic of the Congo	37.4	(384.9)	55.4	(50.6)
Other	0.2	(102.3)	0.9	(44.1)

	1,186.0	(139.9)	925.0	154.1

Refining and marketing
United States	4,115.8	50.7	3,666.9	30.1
United Kingdom	1,531.3	10.3	1,015.5	(10.3)

	5,647.1	61.0	4,682.4	19.8

	6,833.1	(78.9)	5,607.4	173.9
Intersegment transfers elimination	(5.4)	—	(45.1)	—

	6,827.7	(78.9)	5,562.3	173.9
Corporate	(10.2)	(34.4)	1.7	(24.4)

Revenue/income from continuing operations	6,817.5	(113.3)	5,564.0	149.5
Discontinued operations, net of tax	—	(0.6)	—	24.6

Total revenues/net income (loss)	$6,817.5	(113.9)	5,564.0	174.1

	$27,745.5	$27,745.5	$27,745.5	$27,745.5
	Twelve Months Ended December 31, 2011		Twelve Months Ended December 31, 2010*
	Revenues	Income	Revenues	Income
Exploration and production
United States	$737.7	152.7	659.9	72.7
Canada	1,288.6	328.0	899.1	213.8
Malaysia	2,045.6	812.7	1,837.9	659.4
United Kingdom	107.3	11.5	133.6	30.5
Republic of the Congo	148.8	(385.3)	155.7	(77.2)
Other	24.6	(293.9)	3.9	(92.3)

	4,352.6	625.7	3,690.1	806.9

Refining and marketing
United States	17,471.9	223.6	13,750.4	165.3
United Kingdom	6,030.3	(33.3)	2,905.0	(34.7)

	23,502.2	190.3	16,655.4	130.6

	27,854.8	816.0	20,345.5	937.5
Intersegment transfers elimination	(142.8)	—	(118.9)	—

	27,712.0	816.0	20,226.6	937.5
Corporate	33.5	(75.1)	(56.9)	(157.9)

Revenue/income from continuing operations	27,745.5	740.9	20,169.7	779.6
Discontinued operations, net of tax	—	131.8	—	18.5

Total revenues/net income	$27,745.5	872.7	20,169.7	798.1

*	Reclassified to conform to current presentation.

MURPHY OIL CORPORATION

OIL AND GAS OPERATING RESULTS (Unaudited)

THREE MONTHS ENDED DECEMBER 31, 2011 AND 2010

	$198.00,0	$198.00,0	$198.00,0	$198.00,0	$198.00,0	$198.00,0	$198.00,0	$198.00,0
		Canada			United King- dom	Republic of the Congo	Other	Total
(Millions of dollars)	United States	Conven- tional	Syn- thetic	Malaysia
Three Months Ended December 31, 2011
Oil and gas sales and other revenues	$198.0	207.2	116.3	603.5	23.4	37.4	.2	1,186.0
Production expenses	45.9	39.2	60.1	116.3	4.5	9.4	—	275.4
Depreciation, depletion and amortization	50.9	74.6	12.0	102.6	3.8	23.3	.6	267.8
Accretion of asset retirement obligations	2.5	1.2	1.9	2.6	.7	.1	—	9.0
Impairment of properties	—	—	—	—	—	368.6	—	368.6
Exploration expenses
Dry holes	—	50.6	—	.1	—	15.2	66.5	132.4
Geological and geophysical	2.7	2.5	—	1.5	—	.2	5.6	12.5
Other	.7	3.4	—	—	(.2)	.1	8.9	12.9

	3.4	56.5	—	1.6	(.2)	15.5	81.0	157.8
Undeveloped lease amortization	9.9	7.4	—	—	—	—	10.3	27.6

Total exploration expenses	13.3	63.9	—	1.6	(.2)	15.5	91.3	185.4

Selling and general expenses	11.3	3.7	.2	(.5)	1.1	1.4	11.8	29.0

Results of operations before taxes	74.1	24.6	42.1	380.9	13.5	(380.9)	(103.5)	50.8
Income tax provisions (benefits)	28.2	11.1	12.1	127.7	8.8	4.0	(1.2)	190.7

Results of operations (excluding corporate overhead and interest)	$45.9	13.5	30.0	253.2	4.7	(384.9)	(102.3)	(139.9)

Three Months Ended December 31, 2010
Oil and gas sales and other revenues	$162.1	123.4	107.9	451.2	24.1	55.4	.9	925.0
Production expenses	30.7	22.2	54.0	113.9	6.3	14.3	—	241.4
Depreciation, depletion and amortization	59.1	45.5	12.2	88.0	3.3	47.6	.5	256.2
Accretion of asset retirement obligations	1.7	1.2	1.7	2.6	.6	.2	.1	8.1
Exploration expenses
Dry holes	(1.3)	—	—	(16.2)	9.5	36.1	27.0	55.1
Geological and geophysical	10.3	.6	—	3.6	.1	2.5	.6	17.7
Other	1.3	.4	—	—	.1	—	5.0	6.8

	10.3	1.0	—	(12.6)	9.7	38.6	32.6	79.6
Undeveloped lease amortization	18.8	10.3	—	—	—	—	2.1	31.2

Total exploration expenses	29.1	11.3	—	(12.6)	9.7	38.6	34.7	110.8

Terra Nova working interest redetermination	—	3.2	—	—	—	—	—	3.2
Selling and general expenses	10.6	1.6	.2	.2	.4	(.9)	10.0	22.1

Results of operations before taxes	30.9	38.4	39.8	259.1	3.8	(44.4)	(44.4)	283.2
Income tax provisions (benefits)	6.0	3.3	11.7	99.0	3.2	6.2	(.3)	129.1

Results of operations (excluding corporate overhead and interest)	$24.9	35.1	28.1	160.1	.6	(50.6)	(44.1)	154.1

MURPHY OIL CORPORATION

OIL AND GAS OPERATING RESULTS (Unaudited)

TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010

	$198.00,0	$198.00,0	$198.00,0	$198.00,0	$198.00,0	$198.00,0	$198.00,0	$198.00,0
		Canada			United King- dom	Republic of the Congo	Other	Total
(Millions of dollars)	United States	Conven- tional	Syn- thetic	Malaysia
Twelve Months Ended December 31, 2011
Oil and gas sales and other revenues	$737.7	782.0	506.6	2,045.6	107.3	148.8	24.6	4,352.6
Production expenses	164.8	151.2	236.1	420.6	28.3	37.6	—	1,038.6
Depreciation, depletion and amortization	183.0	273.9	52.1	357.3	13.7	87.8	1.9	969.7
Accretion of asset retirement obligations	9.9	4.9	7.6	10.6	3.0	.5	.3	36.8
Impairment of properties	—	—	—	—	—	368.6	—	368.6
Exploration expenses
Dry holes	.6	50.6	—	.1	—	18.1	181.6	251.0
Geological and geophysical	27.1	5.9	—	11.0	.4	2.7	32.6	79.7
Other	8.8	4.3	—	—	.1	.2	27.6	41.0

	36.5	60.8	—	11.1	.5	21.0	241.8	371.7
Undeveloped lease amortization	62.2	28.8	—	—	—	—	27.2	118.2

Total exploration expenses	98.7	89.6	—	11.1	.5	21.0	269.0	489.9

Terra Nova working interest redetermination	—	(5.4)	—	—	—	—	—	(5.4)
Selling and general expenses	42.1	14.2	.9	(1.6)	3.5	2.2	39.8	101.1

Results of operations before taxes	239.2	253.6	209.9	1,247.6	58.3	(368.9)	(286.4)	1,353.3
Income tax provisions	86.5	79.7	55.8	434.9	46.8	16.4	7.5	727.6

Results of operations (excluding
corporate overhead and interest)	$152.7	173.9	154.1	812.7	11.5	(385.3)	(293.9)	625.7

Twelve Months Ended December 31, 2010
Oil and gas sales and other revenues	$659.9	520.5	378.6	1,837.9	133.6	155.7	3.9	3,690.1
Production expenses	131.7	97.5	206.4	355.0	26.9	62.0	—	879.5
Depreciation, depletion and amortization	281.1	180.3	45.2	379.0	22.4	95.5	1.5	1,005.0
Accretion of asset retirement obligations	6.9	4.8	6.4	9.8	2.3	.4	.5	31.1
Exploration expenses
Dry holes	(1.4)	—	—	14.3	15.2	35.5	26.5	90.1
Geological and geophysical	29.5	1.2	—	5.5	.7	20.9	7.3	65.1
Other	7.6	.7	—	—	.3	—	20.5	29.1

	35.7	1.9	—	19.8	16.2	56.4	54.3	184.3
Undeveloped lease amortization	68.5	33.7	—	—	—	—	5.8	108.0

Total exploration expenses	104.2	35.6	—	19.8	16.2	56.4	60.1	292.3

Terra Nova working interest redetermination	—	18.6	—	—	—	—	—	18.6
Selling and general expenses	33.3	10.5	.9	.8	2.7	(2.0)	33.6	79.8

Results of operations before taxes	102.7	173.2	119.7	1,073.5	63.1	(56.6)	(91.8)	1,383.8
Income tax provisions	30.0	44.6	34.5	414.1	32.6	20.6	.5	576.9

Results of operations (excluding corporate overhead and interest)	$72.7	128.6	85.2	659.4	30.5	(77.2)	(92.3)	806.9

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, except twelve months in 2010)

(Thousands of dollars, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010*	2011	2010*
Revenues	$6,817,508	5,564,075	27,745,549	20,169,718

Costs and expenses
Crude oil and product purchases	5,242,076	4,335,924	21,875,297	15,351,318
Operating expenses	521,445	459,890	1,993,346	1,678,515
Exploration expenses	185,362	110,761	489,862	292,264
Selling and general expenses	80,252	69,799	301,005	259,215
Depreciation, depletion and amortization	299,961	285,611	1,093,406	1,114,529
Accretion of asset retirement obligations	9,207	8,297	37,701	31,857
Impairment of properties	368,600	—	368,600	—
Redetermination of Terra Nova working interest	—	3,229	(5,351)	18,582
Interest expense	14,183	11,719	55,831	53,172
Interest capitalized	(3,584)	(7,375)	(15,131)	(18,444)

	6,717,502	5,277,855	26,194,566	18,781,008

Income from continuing operations before income taxes	100,006	286,220	1,550,983	1,388,710
Income tax expense	213,273	136,739	810,051	609,151

Income (loss) from continuing operations	(113,267)	149,481	740,932	779,559
Income (loss) from discontinued operations, net of income taxes	(661)	24,588	131,770	18,522

Net income (loss)	$(113,928)	174,069	872,702	798,081

Per Common share—Basic
Continuing operations	$(0.59)	0.77	3.83	4.06
Discontinued operations	—	0.13	0.68	0.10

Net income (loss)	$(0.59)	0.90	4.51	4.16

Per Common share—Diluted
Continuing operations	$(0.59)	0.77	3.81	4.03
Discontinued operations	—	0.13	0.68	0.10

Net income (loss)	$(0.59)	0.90	4.49	4.13

Cash dividends per Common share	$0.275	0.275	1.10	1.05

Average Common shares outstanding (thousands)
Basic	193,605	192,592	193,410	191,830
Diluted	194,486	193,942	194,512	193,158

*	Reclassified to conform to current presentation.

SUMMARIZED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited except twelve months in 2009)

(Thousands of dollars)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010[1]	2011	2010[1]
Operating Activities
Net income (loss)	$(113,928)	174,069	872,702	798,081
Adjustments to reconcile net income to net cash provided by operating activities
(Income) loss from discontinued operations	661	(24,588)	(131,770)	(18,522)
Depreciation, depletion and amortization	299,961	285,611	1,093,406	1,114,529
Amortization of deferred major repair costs	5,719	5,514	23,076	15,561
Impairment of properties	368,600	—	368,600	—
Expenditures for asset retirements	(6,293)	(2,130)	(24,692)	(36,506)
Dry hole costs	132,369	55,080	250,954	90,125
Amortization of undeveloped leases	27,588	31,210	118,211	108,026
Accretion of asset retirement obligations	9,207	8,296	37,701	31,857
Deferred and noncurrent income tax charges	46,104	96,286	171,565	135,225
Pretax (gains) losses from dispositions of assets	513	113	(22,679)	(884)
Net (increase) decrease in operating working capital other than cash and cash equivalents	(515,718)	222,329	(825,154)	639,566
Other—net	22,512	27,349	58,633	151,012

Net cash provided by continuing operations	277,295	879,139	1,990,553	3,028,070
Net cash provided (required) by discontinued operations	(17,979)	48,538	145,510	100,488

Net cash provided by operating activities	259,316	927,677	2,136,063	3,128,558

Investing Activities
Property additions and dry holes	(769,468)	(706,603)	(2,623,407)	(2,239,049)
Proceeds from sale of assets	147	(6)	27,776	2,189
Purchases of investment securities[2]	(455,766)	(526,111)	(1,689,087)	(2,388,720)
Proceeds from maturity of investment securities[2]	417,377	539,801	1,773,552	2,551,187
Expenditures for major repairs	(2,583)	(2,934)	(5,409)	(61,387)
Investing activities of discontinued operations, including proceeds from sale of U.S. refineries and associated inventories	539,969	(38,118)	894,207	(154,875)
Other—net	864	(6,932)	8,014	(38,157)

Net cash required by investing activities	(269,460)	(740,903)	(1,614,354)	(2,328,812)

Financing Activities
Decrease in notes payable	(725,011)	(85,010)	(340,041)	(332,038)
Repayment of nonrecourse debt of a subsidiary	—	—	—	(82,000)
Proceeds from exercise of stock options and employee stock purchase plans	7,306	16,895	15,551	42,995
Excess tax benefits related to exercise of stock options	719	2,087	4,838	11,672
Withholding tax on stock-based incentive awards	—	—	(8,014)	(5,170)
Issue cost of debt facility	714	—	(7,905)	—
Cash dividends paid	(53,223)	(52,966)	(212,752)	(201,405)

Net cash required by financing activities	(769,495)	(118,994)	(548,323)	(565,946)

Effect of exchange rate changes on cash and cash equivalents	14,530	5,653	4,661	881

Net increase (decrease) in cash and cash equivalents	(765,109)	73,433	(21,953)	234,681
Cash and cash equivalents at beginning of period	1,278,981	462,392	535,825	301,144

Cash and cash equivalents at end of period	$513,872	535,825	513,872	535,825

[1]	Reclassified to conform to current presentation.
[2]	Represents cash invested in Canadian government securities with maturities greater than 90 days at the date of acquisition.

MURPHY OIL CORPORATION

OTHER FINANCIAL DATA

(Unaudited, except for December 31, 2010)

(Millions of dollars)

	Dec. 31,	Dec. 31,
	2011	2010
Total current assets	$3,405.9	$3,550.7
Total current liabilities	2,780.2	2,930.9
Total assets	14,097.9	14,233.2
Long-term debt	249.6	939.4
Stockholders’ equity	8,840.7	8,199.6

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Capital expenditures
Exploration and production
United States	$216.6	70.0	733.1	405.1
Canada	288.5	222.8	946.1	806.3
Malaysia	286.8	107.3	705.9	487.7
Other	77.0	174.0	383.1	335.7

	868.9	574.1	2,768.2	2,034.8

Refining and marketing
United States[1]	29.6	108.1	148.2	338.3
United Kingdom	8.7	4.4	22.2	69.1

	38.3	112.5	170.4	407.4

Corporate	0.8	1.4	5.2	5.9

Total capital expenditures	908.0	688.0	2,943.8	2,448.1

Charged to exploration expenses[2]
United States	3.4	10.3	36.5	35.7
Canada	56.5	1.0	60.8	1.9
Malaysia	1.6	(12.6)	11.1	19.8
Other	96.3	80.9	263.3	126.9

Total charged to exploration expenses	157.8	79.6	371.7	184.3

Total capitalized	$750.2	608.4	2,572.1	2,263.8

[1] Includes capital expenditures of U.S. refineries presented as discontinued operations of	$—	38.1	48.1	117.3

[2] Excludes amortization of undeveloped leases of	$27.6	31.2	118.2	108.0

MURPHY OIL CORPORATION

STATISTICAL SUMMARY

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Exploration and Production
Net crude oil, condensate and gas liquids produced — barrels per day	108,771	117,084	103,160	126,927
United States	18,329	18,690	17,148	20,114
Canada — light	110	43	83	43
— heavy	8,418	5,810	7,264	5,988
— offshore	8,967	10,675	9,204	11,497
— synthetic	12,370	14,163	13,498	13,273
Malaysia	54,091	56,372	48,551	66,897
United Kingdom	2,749	2,185	2,423	3,295
Republic of the Congo	3,737	9,146	4,989	5,820

Net crude oil, condensate and gas liquids sold — barrels per day	109,609	117,581	101,422	129,341
United States	18,329	18,690	17,148	20,114
Canada — light	110	43	83	43
— heavy	8,418	5,810	7,264	5,988
— offshore	8,183	10,337	9,079	11,343
— synthetic	12,370	14,163	13,498	13,273
Malaysia	56,158	58,729	48,092	68,975
United Kingdom	2,085	2,500	2,299	4,177
Republic of the Congo	3,956	7,309	3,959	5,428

Net natural gas sold — thousands of cubic feet per day	487,991	365,000	457,365	356,801
United States	45,500	54,387	47,212	53,037
Canada	230,781	92,637	188,787	85,563
Malaysia — Sarawak	179,542	165,105	176,943	154,535
— Kikeh	29,666	48,062	40,497	58,157
United Kingdom	2,502	4,809	3,926	5,509

Total net hydrocarbons produced — equivalent barrels per day[1]	190,103	177,917	179,388	186,394
Total net hydrocarbons sold — equivalent barrels per day[1]	190,941	178,414	177,650	188,808

Weighted average sales prices
Crude oil, condensate and natural gas liquids — dollars per barrel[2]
United States	$108.23	82.11	103.92	76.31
Canada[3] — light	95.10	81.67	94.28	75.48
— heavy	61.60	51.61	57.00	49.89
— offshore	109.80	82.72	110.02	76.87
— synthetic	102.50	82.91	102.94	77.90
Malaysia[4]	94.51	67.62	90.14	60.97
United Kingdom	108.86	85.89	110.13	77.95
Republic of the Congo	102.93	82.22	103.02	74.87
Natural gas — dollars per thousand cubic feet
United States[2]	$3.51	3.84	4.13	4.52
Canada[3]	3.70	4.02	4.07	4.23
Malaysia — Sarawak	7.85	5.57	7.10	5.31
— Kikeh	0.24	0.23	0.24	0.23
United Kingdom[3]	9.93	9.41	9.99	7.01

[1]	Natural gas converted on an energy equivalent basis of 6:1
[2]	Includes intracompany transfers at market prices.
[3]	U.S. dollar equivalent.
[4]	Prices are net of payments under the terms of the production sharing contracts for Blocks SK 309/311 and K.

MURPHY OIL CORPORATION

STATISTICAL SUMMARY (Continued)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Refining and Marketing
United States retail marketing:
Fuel margin per gallon[1]	$0.130	$0.074	$0.156	$0.114
Gallons sold per store month	275,549	304,760	277,715	306,646
Merchandise sales revenue per store month	$157,425	$155,443	$158,144	$153,530
Merchandise margin as a percentage of merchandise sales	11.5%	13.6%	12.8%	13.1%
Store count at end of period (Company operated)	1,128	1,099	1,128	1,099

Unit margins per barrel:
United States refining[2]—discontinued operations	$—	2.46	3.45	0.23
United Kingdom refining and marketing	1.38	(0.90)	(0.67)	(1.47)

Petroleum products sold — barrels per day	465,946	574,339	556,434	536,757
United States	329,024	462,572	420,737	450,100
Gasoline	280,699	342,049	312,945	333,182
Kerosine	2,769	15,790	11,864	11,449
Diesel and home heating oils	45,556	78,081	74,410	77,799
Residuals	—	17,611	12,618	18,015
Asphalt, LPG and other	—	9,041	8,900	9,655
United Kingdom	136,922	111,767	135,697	86,657
Gasoline	39,609	29,257	35,757	23,085
Kerosine	14,331	13,233	16,298	11,387
Diesel and home heating oils	53,296	39,247	48,893	29,710
Residuals	14,133	9,283	14,427	7,885
LPG and other	15,553	20,747	20,322	14,590

Refinery inputs — barrels per day	138,492	279,147	265,061	231,382
United States — discontinued operations	—	168,575	129,670	147,219
Crude oil — Meraux, Louisiana	—	127,696	100,163	106,482
— Superior, Wisconsin	—	35,998	26,483	34,541
Other feedstocks	—	4,881	3,024	6,196
United Kingdom	138,492	110,572	135,391	84,163
Crude oil — Milford Haven, Wales	134,846	102,912	131,959	78,841
Other feedstocks	3,646	7,660	3,432	5,322

Refinery yields — barrels per day	138,492	279,147	265,061	231,382
United States — discontinued operations	—	168,575	129,670	147,219
Gasoline	—	71,549	51,950	61,128
Kerosine	—	14,317	11,172	11,068
Diesel and home heating oils	—	49,572	37,723	41,305
Residuals	—	17,079	12,736	18,082
Asphalt, LPG and other	—	16,138	14,842	14,802
Fuel and loss	—	(80)	1,247	834
United Kingdom	138,492	110,572	135,391	84,163
Gasoline	38,625	26,996	34,171	20,889
Kerosine	16,608	13,424	17,038	11,374
Diesel and home heating oils	50,557	37,318	47,418	25,995
Residuals	15,143	11,527	14,185	8,296
Asphalt, LPG and other	14,300	18,740	19,448	14,799
Fuel and loss	3,259	2,567	3,131	2,810

[1]	Represents net sales prices for fuel less purchased cost of fuel.
[2]	Represents refinery sales realizations less cost of crude and other feedstocks and refinery operating and depreciation expenses.